CONTACT:  Leo Taylor
                         Tandycrafts, Inc. (817) 551-9600
                         (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE    or
                         Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
                         Lambert, Edwards & Associates, Inc. (616) 233-0500


               TANDYCRAFTS ANNOUNCES FISCAL THIRD QUARTER RESULTS
                 REPORTS SIGNIFICANT PROGRESS ON STRATEGIC PLAN

FORT WORTH, Texas, May 1, 2000 - Tandycrafts, Inc. (NYSE: TAC) today announced financial results for its fiscal 2000 third quarter ended March 31, 2000.

The Fort Worth, Texas-based consumer products maker and marketer posted a net loss from continuing operations of $1.9 million, or $0.16 per share, on net sales of $34.5 million in the 2000 third quarter, compared with a net loss from continuing operations of $1.7 million, or $0.14 per share, on net sales of $45.9 million in the same period in 1999. The 1999 results include approximately $3.2 million in expenses related to the closure of the Company's former leather and craft retail stores and related manufacturing operations.

Tandycrafts recorded an estimated loss on discontinued operations, net of tax, of $4.7 million or $0.39 per share, related to the planned divestitures of the three companies in its Gifts Division: Licensed Lifestyles, J-Mar and Rivertown Button. Tandycrafts said it has entered into letters of intent with buyers on the three companies and expects to complete the divestitures in the fiscal 2000 fourth quarter. The divestitures were initiated as part of Tandycrafts previously announced strategic plan aimed at focusing the Company on its core frames and wall decor, home furnishings and consumer direct operations. Tandycrafts reported that it had received purchase offers on all of its non-core businesses, including Sav-On Office Supplies. The Company has not yet reached any agreements on Sav-On.

"We have worked hard to implement the strategic plan and get results," said Michael J. Walsh, Tandycrafts' chairman of the board and chief executive officer. "We intend to complete this process in the near term and get back to building the core strengths of Tandycrafts."

Tandycrafts attributed the decrease in sales in the fiscal 2000 third quarter versus the prior year primarily to the divestiture of its former leather and crafts operations in 1999. The Company also experienced lower sales at its Pinnacle Art & Frame division, due primarily to the delay in orders received from a major customer. The Company said order flow from that customer is currently running 13 percent ahead of last year in the fourth quarter of fiscal 2000.

Tandycrafts said the loss from continuing operations in the 2000 third quarter reflects duplicate costs incurred in the period as it transitions its frames and wall decor division from Van Nuys, California to a new, modern facility in Durango, Mexico. Additionally, the closure of a distribution facility and shift to new sourcing partners at its Cargo Furniture operation hurt profitability in the quarter. The Company said Sav-On was profitable in the fiscal 2000 third quarter.

                                   -  more  -


TANDYCRAFTS / PAGE 2 OF 2

"The net loss in the quarter reflects our decision to invest resources for the future, which for Tandycrafts entails our core frames and wall decor, home furnishings and consumer direct operations," Walsh said. "We are committed to getting the right people, processes and production facilities in place to support our growth opportunities in our core business, and we will not let our exit from our non-core businesses distract us from that process."

Tandycrafts announced a new strategic plan in the fiscal 2000 third quarter, which called for the sale of its non-core Gifts and Office Supply divisions and significant operating improvements in the core business. Other progress in the quarter included the addition of full e-commerce capabilities for Tandy Leather Direct, which enjoyed a strong spike in traffic and sales activity at www.tandyleather.com following its March 2000 launch. In addition, the Company reported it has transitioned much of the sourcing for Cargo Furniture's products to a group of new manufacturing partners and Tandycrafts remains on pace to complete the move of its frame manufacturing from California to Mexico by fiscal year-end. Tandycrafts also is evaluating its corporate overhead for cost reductions in line with the streamlining of its organizational structure.

"Our stated target was to complete the sales of our non-core assets and the bulk of our operating improvements in fiscal 2000," said Jim Allen, Tandycrafts president and chief operating officer. "We are pleased to report that we are on plan and aggressively transitioning our focus from restructuring to growth."

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, office supplies, home furnishings and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, successful implementation of this strategic plan, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                                    #  #  #


                               TANDYCRAFTS, INC.
                                AND SUBSIDIARIES

                         SELECTED FINANCIAL HIGHLIGHTS


                                  Three Months Ended        Nine Months Ended
                                ----------------------    ---------------------
                                March 31,    March 31,    March 31,   March 31,
                                   2000         1999        2000        1999
                                ---------    ---------    --------    ---------

Net sales                       $  34,457    $  45,868    $119,115    $ 140,006

Operating costs and expenses:
   Cost of goods sold              24,350       33,117      81,713      101,008
   Selling, general and
     administrative                10,715       13,457      32,743       43,588
   Restructuring charge                 -            -           -        8,145
   Depreciation and amortization    1,087          997       3,362        2,918
                                ---------    ---------    --------    ---------

     Total operating costs and
       expenses                    36,152       47,571     117,818      155,659


Operating income (loss)            (1,695)      (1,703)      1,297      (15,653)
Interest expense, net               1,152          517       2,701        1,600
                                ---------    ---------    --------    ---------

Loss before income tax             (2,847)      (2,220)     (1,404)     (17,253)
Benefit for income taxes             (934)        (559)       (463)      (4,471)
                                ---------    ---------    --------    ---------

Loss from continuing operations    (1,913)      (1,661)       (941)     (12,782)
                                ---------    ---------    --------    ---------

Discontinued operations:
   Loss from discontinued
     operations, net applicable
     income taxes                    (585)        (212)     (1,625)        (307)

   Loss on disposal of
     discontinued operations,
     net applicable income taxes   (4,142)           -      (4,142)           -
                                ---------    ---------    --------    ---------
     Total loss on discontinued
       operations                  (4,727)        (212)     (5,767)        (307)
                                ---------    ---------    --------    ---------

Net Loss                        $  (6,640)   $  (1,873)   $ (6,708)   $ (13,089)
                                =========    =========    ========    =========


Basic and diluted net loss per
  average common share:
  Continuing operations            ($0.16)      ($0.14)     ($0.08)      ($1.04)
                                =========    =========    ========    =========
  Discontinued operations          ($0.39)      ($0.02)     ($0.48)      ($0.03)
                                =========    =========    ========    =========
  Net loss per average
    common share                   ($0.55)      ($0.16)     ($0.56)      ($1.07)
                               ==========    =========    ========    =========

Weighted average common shares     12,093       12,052      12,049       12,236